UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2024 (October 30, 2024)

Carriage Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-11961	76-0423828
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code:
(713) 332-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.01 per share	CSV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                         Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.02    RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
In the press release dated October 30, 2024, Carriage Services, Inc. (the “Company”) announced and commented on its financial results for its quarter ended September 30, 2024. A copy of the press release issued by the Company is attached hereto as Exhibit 99.1 and incorporated by this reference.
The Company’s press release dated October 30, 2024, contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles, or GAAP. Pursuant to the requirements of Regulation G, the Company has provided quantitative reconciliations within the press release of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
In accordance with General Instruction B.2 of Form 8-K, the foregoing information, including the Press Release filed herewith as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that Section, nor shall such information, including Exhibit 99.1, be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d) Election of Edmondo Robinson to the Board of Directors
On October 30, 2024, pursuant to the authority granted to the Board by the Company’s Amended and Restated Bylaws, and upon the recommendation of the Corporate Governance Committee, the Board elected Edmondo Robinson to serve as a Class II Director until the Company’s 2025 annual meeting of shareholders. The Board has determined that Dr. Robinson qualifies as an “independent” director of the Company under the applicable New York Stock Exchange listing standards. Dr. Robinson was appointed to serve on each of the Audit, Compensation, and Corporate Governance Committees. As a result of Dr. Robinson’s subsequent election to the Board, the Board size has increased to seven directors. There are no family relationships between Dr. Robinson and any directors or officers of the Company, and there have been no transactions, nor are there any proposed transactions, between the Company and Dr. Robinson that would require disclosure pursuant to Item 404(a) of Regulation S-K.
Dr. Robinson, age 48, has over 25 years of executive leadership experience in digital health and innovation, healthcare delivery, and management. He currently serves as professor of Internal Medicine and Oncologic Science at the University of South Florida’s Morsani College of Medicine. Dr. Robinson previously served as Senior Vice President and Chief Digital Officer at Moffitt Cancer Center from 2019 to 2024, where he founded and led the Center for Digital Health, which created new services, programs, partnerships and technologies to leverage digital innovations while challenging the status quo to reduce the cost of care, improve quality, increase access to care, and enhance the patient experience. Prior to that, Dr. Robinson was the Chief Transformation Officer and Senior Vice President of Consumerism at ChristianaCare from 2017 to 2019, one of the largest health systems in the mid-Atlantic, where he was responsible for the transformation of healthcare delivery to advance population health initiatives and the move from volume-based to value-based care with a special focus on developing and managing ChristianaCare’s consumerism and digital strategies.
Dr. Robinson has served as a board member of Ardent Health Services (NYSE: ARDT) since 2022. He also serves as a trustee of the board of the University of Vermont Health Network and chair of the National Advisory Council for the Agency for Healthcare Research and Quality. Dr. Robinson is a fellow of the American College of Physicians, a senior fellow of the Society of Hospital Medicine, and an Aspen Institute Health Innovators Fellow. Dr. Robinson holds a B.S. in Animal Physiology and Neuroscience from the University of California, San Diego, an M.B.A. with an emphasis in health care management from the Wharton School at the University of Pennsylvania, a medical degree from the University of California, Los Angeles, and a master’s degree in health policy research from the University of Pennsylvania.
Concurrent with the election, the Board granted Dr. Robinson 765 shares of the Company’s common stock under the Company’s Director Compensation Policy, applicable to non-employee directors as described in Exhibit 10.5 of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2024, filed with the Securities and Exchange Commission on August 2, 2024, which was valued at approximately $25,000 based on the closing price on October 30, 2024 and vested immediately.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Description

99.1	Press Release dated October 30, 2024.
101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Carriage Services, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIAGE SERVICES, INC.

Dated: October 30, 2024	By:	/s/ Steven D. Metzger
Steven D. Metzger
President and Secretary